Exhibit 10.3

Performance Stock Unit No.________

ATN INTERNATIONAL, INC.

Form of Performance Stock Unit Award Grant Notice

Performance Stock Unit Award under the

ATN International, Inc. 2023 Equity Incentive Plan

1.	Name and Address of Participant:

2.	Date of Grant of Performance Stock Unit Award:

3.	Target Number of Shares underlying Performance Stock Unit Award (“Target PSUs”):

4.	Vesting of Award: Subject to the incorporated terms and conditions set forth hereto, this Performance Stock Unit Award shall vest as of the last day of the Measurement Period and the Participant will earn the number of Performance Stock Units (“PSUs”) determined by multiplying the number of Target PSUs times the Applicable Percentage.

Peer Group:	[Russell 2000 Index]

Measurement Period:

Performance Calculation:	[Relative TSR (Total Stockholder Return) of a share of Company Common Stock (ATN) against the Russell 2000 Index. ]

Applicable Percentage:

	Applicable Percentage
Percentile Ranking	ATN TSR > 0%	ATN TSR <0%
Below 25%	0%	0%
At least 25%	50%	50%
At least 50%	100%	100%
75% or higher	150%	100%

The Company and the Participant acknowledge receipt of this Performance Stock Unit Award Grant Notice and agree to the terms of the Performance Stock Unit Agreement attached hereto and incorporated by reference herein, the ATN International, Inc. 2023 Equity Incentive Plan and the terms of this Performance Stock Unit Award as set forth above.

ATN International, Inc.

By:
Name:
Title:	Date

Participant	Date

ATN INTERNATIONAL, INC.

FORM OF PERFORMANCE STOCK UNIT AGREEMENT –

INCORPORATED TERMS AND CONDITIONS

This Performance Stock Unit Agreement (this “Agreement”) is made as of the date of grant (the “Date of Grant”) set forth in the Performance Stock Unit Award Grant Notice between ATN International, Inc. (the “Company”), a Delaware corporation, and the individual whose name appears on the Performance Stock Unit Award Grant Notice (the “Participant”).

WHEREAS, the Company has adopted the ATN International, Inc. 2023 Equity Incentive Plan (the “Plan”), to promote the interests of the Company by providing an incentive for Employees, directors and Key Advisers of the Company and its Affiliates;

WHEREAS, pursuant to the provisions of the Plan, the Company desires to grant to the Participant Performance Stock Units (“PSUs”) related to the Company’s common stock, $.01 par value per share (“Common Stock”), in accordance with the provisions of the Plan, all on the terms and conditions set forth in the Performance Stock Unit Award Grant Notice and herein; and

WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the meanings ascribed to such terms in the Plan.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Grant of Award.  The Company hereby grants to the Participant an award for the target number of PSUs (the “Target PSUs”) set forth in the Performance Stock Unit Award Grant Notice (the “Award”). Each PSU to be issued in accordance with the calculation of the performance vesting of the Award represents a contingent entitlement of the Participant to receive one share of Common Stock, on the terms and conditions and subject to all the limitations set forth herein and in the Plan, which is incorporated herein by reference.  The Participant acknowledges receipt of a copy of the Plan.

2.             Vesting of Award. The Award granted hereby shall vest as set forth in the Performance Stock Unit Award Grant Notice and this Section 2 and is subject to the other terms and conditions of this Agreement and the Plan.

(a)            Continued Employment. This Section 2(a) applies if (i) the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the last day of the Measurement Period; (ii) a Change in Control does not occur before the last day of the Measurement Period; and (iii) the Participant complies with all of the restrictive covenants set forth in this Agreement. If this Section 2(a) applies, then the Participant will earn and become vested in the number of PSUs determined by multiplying the number of Target PSUs times the Applicable Percentage, which shall be settled as set forth in Section 3.

(b)            Retirement; Death or Disability. This Section 2(b) applies if (i) the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the date that the Participant’s employment with the Company terminates on account of the Retirement, death or Disability of the Participant, provided such date of termination does not occur before six (6) months following the Date of Grant and is before a Change in Control occurs and (ii) the Participant complies with all of the restrictive covenants set forth in this Agreement. If this Section 2(b) applies, then the Participant will earn and become vested in the number of PSUs equal to the product of the proration fraction times the number of PSUs determined by multiplying the number of Target PSUs times the Applicable Percentage. The numerator of the proration fraction is the number of whole months that the Participant was employed by the Company or an Affiliate on or after first day of the Measurement Period and the denominator of the proration fraction is thirty-six (36).

(c)            Change in Control. This Section 2(c) applies if (i) a Change in Control occurs on or before the last day of the Measurement Period, and (ii) the Participant remains in continuous employ of the Company or an Affiliate from the Date of Grant until the Change in Control Date. This Section 2(c) also applies if a Change in Control occurs on or before the last day of the Measurement Period but on or after the date of the Participant’s Retirement in accordance with Section 2(a) or the Participant’s death or Disability in accordance with Section 2(b). If this Section 2(c) applies, then the Measurement Period will be deemed to have been completed as of the Change in Control Date and the Participant will be eligible to earn the right to receive the Change in Control Payout. The Participant’s right to receive the Change in Control Payout shall become vested on the Change in Control Date if (A) the Participant’s employment with the Company terminated on account of the death or Disability or the Participant Retired, in any case on or before the Change in Control Date or (B) if the Company is not the surviving entity in the Change in Control (or is the surviving entity but does not have publicly traded stock after the Change in Control Date) and the surviving entity does not assume the Company’s obligations under this Agreement. If the Company is the surviving entity in the Change in Control and has publicly traded stock after the Change in Control Date or the surviving entity assumed the Company’s obligations under this Agreement, and the Change in Control Payout did not become vested under clause (A) above, then the Participant’s right to receive the Change in Control Payout shall become vested on the earlier of (i) in equal annual installments on each of the first, second and third anniversaries of the Date of Grant (each, an “Installment Vesting Date”), subject to the Participant’s continued employment with the Company or an Affiliate through each Installment Vesting Date, provided that if the Change in Control occurs after an Installment Vesting Date, the portion of the Change in Control Payment attributable to such Installment Vesting Date shall become vested on the Change in Control Date, or (ii) the date that the Participant’s employment with the Company and its Affiliates terminates on account of (A) the Participant’s death, Disability, or Retirement, or (B) termination by the Company or an Affiliate without Cause or resignation by the Participant with Good Reason, provided, that such termination occurs before the twelve (12) month anniversary of the Change in Control Date.

Except as provided in this Section 2, the Participant’s rights with respect to the PSUs and the Change in Control Payout shall be forfeited on the date that the Participant’s employment with the Company and its Affiliate terminates for any reason.

3.             Settlement.

(a)           Before a Change in Control. As soon as practicable after the end of the applicable Measurement Period, but in all events no later than March 15 of the year following the end of the applicable Measurement Period, the Committee shall determine and certify the number of PSUs that have been earned and vested under Section 2(a) or 2(b). On the date of the Committee’s certification, the Committee shall direct the transfer agent to issue the shares of Common Stock to the Participant (or the estate of the Participant in the case of the Participant’s death on or before such date). The number of shares of Common Stock issued to the Participant will equal the number of PSUs that the Committee has certified have been earned and vested by the Participant under Section 2(a) or 2(b), as applicable; provided, however that only whole shares of Common Stock will be issued and a cash payment will be made in settlement of any fractional share of Common Stock that otherwise would be issued to the Participant.

(b)           On and After a Change in Control.

(i)            As soon as practicable after a Change in Control Date, but in all events no later than one hundred and eighty (180) days following the Change in Control Date or if earlier, March 15 of the year following the year in which the Change in Control Date occurs, the Committee shall determine and certify the amount of the Change in Control Payout. The Change in Control Payout certified by the Committee shall be settled in accordance with Section 3(b)(ii) and Section 3(b)(iii) if the vesting requirements of Section 2(c) are satisfied.

(ii)           The Change in Control Payout shall be paid on the date of the Committee’s certification under Section 3(b)(i) if the Participant’s employment with the Company terminated on account of the death or Disability or the Participant Retired, in any case on or before the Change in Control Date. The Change in Control Payout also shall be paid on the date of the Committee’s certification under Section 3(b)(i) if the Company is not the surviving entity in the Change in Control (or is the surviving entity but does not have publicly traded stock after the Change in Control Date) and the Company’s obligations under this Agreement are not assumed by the surviving entity or its parent corporation. If the Company is the surviving entity in the Change in Control and has publicly traded stock after the Change in Control Date or the Company’s obligation under this Agreement are assumed by the surviving entity or its parent corporation, then the Change in Control Payout that is certified under Section 3(b)(i) shall be paid on the earlier of (x) within thirty (30) days following each Installment Vesting Date, provided that if the Change in Control occurs after an Installment Vesting Date, the portion of the Change in Control Payment attributable to such Installment Vesting Date shall become payable on the date of the Committee’s certification under Section 3(b)(i) or (y) the date that is thirty (30) days after the Participant’s termination of employment if such termination occurs on account of the Participant’s death, Disability, or Retirement, or if such termination occurs before the twelve month anniversary of the Change in Control on account of termination by the Company or an Affiliate without Cause or resignation by the Participant with Good Reason.

(iii)          The Change in Control Payout shall be paid in a single payment in stock that is readily tradable on an established securities market, cash, or a combination of such stock and cash, as determined by the Committee in its discretion.

4.             Certain Definitions.

(a)           “Applicable Percentage” means the percentage determined in accordance with the table in the Performance Stock Unit Award Grant Notice based on the Company’s Percentile Ranking for the applicable Measurement Period. The Applicable Percentage shall be determined using straight line interpolation in the case of Percentile Rankings of at least 25% but less than 50% and at least 50% but less than 100% and, if applicable, at least 100% but less than 150%. Notwithstanding the foregoing, if the Company’s TSR for the applicable Measurement Period is less than zero, then the Applicable Percentage shall be the lesser of the amount determined under the table set forth in the Performance Stock Unit Award Grant Notice and 100%.

(b)           “Cause” has the meaning assigned to that term in the Plan.

(c)           “Change in Control” has the meaning assigned to that term in the Plan.

(d)           “Change in Control Date” shall mean the date of the closing of a Change in Control.

(e)           “Change in Control Payout” means the value determined by multiplying the Target PSUs by the Applicable Percentage as of the Change in Control Date by the Fair Market Value of a share of Common Stock on the Change in Control Date.

(f)            “Disability” has the meaning assigned to that term in the Plan.

(g)           “Fair Market Value” has the meaning assigned to that term in the Plan.

(h)           “Good Reason” means any of the following without the Participant’s prior written consent:

(i)            A material reduction in the Participant’s duties, title or responsibilities;

(ii)           A material reduction in the Participant’s annual base salary, except that an aggregate reduction in annual base salary of up to ten percent (10%) that is instituted as a result of a broad-based reduction in base salaries for the Company’s executives as a whole shall not be considered to constitute a basis for a Good Reason termination;

(iii)          A relocation of the Participant’s principal place of employment to a location more than fifty (50) miles from the Participant’s prior principal place of employment (unless such relocation does not increase the Participant’s commute by more than twenty (20) miles), except that required travel on the Company’s business (to an extent substantially consistent with the Participant’s prior business travel obligations for the Company) shall not be considered to constitute a basis for a Good Reason termination; or

(iv)          The failure by the Company to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this Agreement.

A termination due to Good Reason must be initiated, in a writing to the Company, by the Participant within sixty (60) days following the earlier of (i) the initial notification, or (ii) the initial instance, of the condition giving rise to the Good Reason.  The Company shall have thirty (30) days in which to cure the condition otherwise giving rise to the Good Reason.  In the event that the Company does not cure the condition, then the Good Reason shall be effective as of the end of the thirty (30) day cure period. In the event that the Company does cure the condition (as determined in the reasonable discretion of the Board, with respect subparagraphs (i) and (ii)) otherwise giving rise to the Good Reason, then no termination of employment shall occur.

(i)            “Measurement Period” means:

(i)            For purposes of Section 2(a) and Section 2(b) the period specified in the Performance Stock Unit Award Grant Notice; or

(ii)           For purposes of Section 2(c) the period from the first day of the Measurement Period through the Change in Control Date.

(j)            “Peer Group” means the stock index or companies listed in the Performance Stock Unit Award Grant Notice. If a company that is listed in the Performance Stock Unit Award Grant Notice ceases to be publicly traded during the applicable Measurement Period, then that company shall not be considered a member of the Peer Group for that Measurement Period. If a company that is listed on Performance Stock Unit Award Grant Notice becomes subject to a proceeding as a debtor under the United States Bankruptcy Code during the applicable Measurement Period, that company shall continue to be a member of the Peer Group but its TSR for the applicable Measurement Period shall be deemed to be no greater than any other member of the Peer Group.

(k)           “Percentile Ranking” means the relative ranking of the Company based on the Company’s TSR for the applicable Measurement Period compared to the TSR of each member of the Peer Group for the same Measurement Period.

(l)            “Retirement” or “Retire” means the Participant’s retirement from active employment of the Company and its Affiliates while in good standing, on or after the six (6) month anniversary of the Date of Grant and on or after the date that the Participant has both attained age fifty-five (55) and completed ten (10) years of continuous service as an employee exclusive of any prior service credited for other benefit purposes.

(m)          “TSR” means, for the Common Stock and the common stock of each member of the Peer Group, the total shareholder return (share price appreciation / depreciation during the applicable Measurement Period plus the value attributable to reinvested dividends paid on the shares during the applicable Measurement Period). The TSR shall be expressed as a percentage. The calculation of TSR will be based on the average closing price of the shares for the forty trading days immediately preceding and including each of the first and last days of the Measurement Period. The TSR will be calculated assuming that cash dividends (including extraordinary cash dividends) paid on the shares are reinvested in additional shares on the ex dividend date and that any securities distributed to shareholders in a spinoff transaction are sold and the proceeds reinvested in additional shares on the ex dividend date.

5.             Prohibitions on Transfer and Sale.  This Award (including any additional PSUs received by the Participant as a result of significant stock dividends, stock splits or any other similar transaction affecting the Company’s securities without receipt of consideration) shall not be transferable by the Participant otherwise than (a) by will or by the laws of descent and distribution, or (b) pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act or the rules thereunder.  Except as provided in the previous sentence, the shares of Common Stock (or cash if applicable) to be issued pursuant to this Agreement shall be issued, during the Participant’s lifetime, only to the Participant (or, in the event of legal incapacity or incompetence, to the Participant’s guardian or representative). This Award shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.  Any attempted transfer, assignment, pledge, hypothecation or other disposition of this Award or of any rights granted hereunder contrary to the provisions of this Section 5, or the levy of any attachment or similar process upon this Award shall be null and void.

6.             Adjustments.  The Plan contains provisions covering the treatment of PSUs and shares of Common Stock associated with the PSUs in a number of contingencies, including, but not limited to, corporate transactions, stock splits, stock dividends, spinoffs and reorganizations. Provisions in the Plan for adjustment with respect to this Award and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

7.             Securities Law Compliance.  The Company shall not be obligated to issue or deliver any shares of Common Stock unless the Company is satisfied that all requirements of law or any applicable stock exchange in connection therewith (including without limitation the effective registration or exemption of the issuance of such shares under the Securities Act of 1933, as amended, and applicable state securities laws) have been or will be complied with, and the Committee may impose any restrictions on the Participant’s rights as it shall deem necessary or advisable to comply with any such requirements; provided that the Company will issue such shares on the earliest date at which it reasonably anticipates that such issuance will not cause such violation.

8.             Rights as a Stockholder.  The Participant shall have no right as a stockholder, including voting and dividend rights, with respect to the PSUs subject to this Agreement.

9.             Incorporation of the Plan.  The Participant specifically understands and agrees that the PSUs and the shares of Common Stock to be issued under the Plan will be issued to the Participant pursuant to the Plan, a copy of which Plan the Participant acknowledges he or she has read and understands and by which Plan he or she agrees to be bound.  The provisions of the Plan are incorporated herein by reference.

10.           Tax Liability of the Participant and Payment of Taxes.  The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to this Award or the shares of Common Stock to be issued pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility.  Without limiting the foregoing, the Participant agrees that if under applicable law the Participant will owe taxes at each vesting date on the portion of the Award then vested the Company shall be entitled to immediate payment from the Participant of the amount of any tax or other amounts required to be withheld by the Company by applicable law or regulation. Any taxes or other amounts due shall be paid, at the option of the Committee as follows:

(a)           through reducing the number of shares of Common Stock (or cash if applicable) entitled to be issued to the Participant on the applicable vesting date in an amount equal to the statutory minimum of the Participant’s total tax and other withholding obligations due and payable by the Company.  Fractional shares will not be retained to satisfy any portion of the Company’s withholding obligation.  Accordingly, the Participant agrees that in the event that the amount of withholding required would result in a fraction of a share being owed, that amount will be satisfied by withholding the fractional amount from the Participant’s paycheck; or

(b)           requiring the Participant to deposit with the Company an amount of cash equal to the amount determined by the Company to be required to be withheld with respect to the statutory minimum amount of the Participant’s total tax and other withholding obligations due and payable by the Company or otherwise withholding from the Participant’s paycheck an amount equal to such amounts due and payable by the Company.

The Company shall not deliver any shares of Common Stock (or cash if applicable) to the Participant until it is satisfied that all required withholdings have been made.

11.           Termination; Non-Competition and Non-Solicitation; Forfeiture.

(a)           Upon termination of employment with the Company and its Affiliates for any reason (other than death, Disability or upon the occurrence of a Change in Control), any portion of the PSUs that is unvested as of the termination date will be forfeited and revert back to the Company.  Authorized leave of absence or absence on military or government service shall not constitute termination of the Participant’s employment for this purpose so long as either (a) such absence is for a period of no more than ninety (90) calendar days or (b) the Participant’s right to re-employment after such absence is guaranteed either by statute or by contract.

(b)           While employed or providing service to the Company or its Affiliates and for a period of one year after the termination or cessation of such employment or service for any reason, the Participant will not, without the Company’s prior written consent, directly or indirectly: (i) engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while the Participant is employed or providing service to the Company;  (ii) either alone or in association with others, sell or attempt to sell to any person or entity that was, or to whom the Company had made or received a proposal to become, a customer or client of the Company at any time during the term of my employment or service with the Company, any products or services that are competitive with any products or services developed, manufactured, marketed, sold or provided by the Company; or (iii) either alone or in association with others, recruit, solicit or hire in any capacity any employee of the Company, or induce or attempt to induce any employee of the Company to discontinue his or her employment relationship with the Company. For the one-year period after the termination or cessation of employment, the Participant’s restrictions in subsection (i) above shall be limited to: (A) the geographic areas in which the Company, during any time within the last two (2) years of the Participant’s employment, provided services, or had a material presence or influence, or was taking steps to do business and (B) activity that may require or inevitably would require disclosure or use of trade secrets or confidential or proprietary information of the Company, and/or activity involving the types of services provided by the Participant to the Company at any time during the last two (2) years of employment. For the one-year period after the termination or cessation of employment, the Participant’s obligations in subsection (ii) above shall be limited to customers or clients, and potential customers or clients, that the Participant, or persons under the Participant’s supervision at the Company, had business dealings with or was provided confidential information about during the Participant’s employment with the Company. For the one-year period after the termination or cessation of employment, the Participant’s obligations in subsection (iii) above shall be limited to employees with whom the Participant directly worked at the Company and employees otherwise known by the Participant through Participant’s employment with the Company. If the Participant breaches his or her fiduciary duty to the Company or unlawfully takes, physically or electronically, property belonging to the Company, the duration of the post-employment restrictions in this Section 2(b) shall be extended to two (2) years from the date of termination or cessation of employment.

(c)           Notwithstanding any other provision of this Agreement, (i) the PSUs, whether or not vested in whole or in part, shall be forfeited and (ii) the Participant shall be obligated to (a) transfer to the Company any Common Stock (or cash if applicable) issued upon vesting of the PSUs and (b) pay to the Company all gains realized by the Participant from the disposition of the shares of Common Stock issued upon vesting of the PSUs if: (I) the Participant’s employment with the Company or any Affiliate is terminated for Cause or (II) following termination of Participant’s employment for any reason, either (A) the Company determines that the Participant engaged in conduct while an employee that would have justified termination for Cause or (B) the Participant violates any of the provisions set forth in Section 11(b) of this Agreement or any confidentiality or other non-competition agreement with the Company or any Affiliate.

(d)           In addition to the remedies provided herein, the Company shall be entitled to equitable relief, including specific performance and injunctive relief, to ensure compliance by the Participant with the provisions set forth in this Section  11 of this Agreement or any confidentiality or other non-competition agreement with the Company or any Affiliate.

12.           Participant Acknowledgements and Authorizations. The Participant acknowledges the following:

(a)           The Company is not by the Plan or this Award obligated to continue the Participant as an employee, director or consultant of the Company or an Affiliate. The grant of this Award shall not confer upon the Participant any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Participant’s employment or service at any time. The right of the Company to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.

(b)           The Plan is discretionary in nature and may be suspended or terminated by the Company at any time.

(c)           The grant of this Award is considered a one-time benefit and does not create a contractual or other right to receive any other award under the Plan, benefits in lieu of awards or any other benefits in the future.

(d)           The Plan is a voluntary program of the Company and future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the amount of any award, vesting provisions and the purchase price, if any.

(e)           The value of this Award is an extraordinary item of compensation outside of the scope of the Participant’s employment or consulting contract, if any.  As such the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.  The future value of the shares of Common Stock is unknown and cannot be predicted with certainty.

(f)            The Participant (i) authorizes the Company and each Affiliate and any agent of the Company or any Affiliate administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of the Award and the administration of the Plan; and (ii) authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.

(g)           The Participant affirmatively acknowledges and agrees that Section 19(h) of the Plan, which details applicability of Company policies and clawback and offset rights, applies to the Award.

(h)           The Participant received this Agreement at least ten (10) business days before the date the post-employment non-compete obligation in Section 11(b) of this Agreement is to be effective. The post-employment non-compete obligation in this Agreement is supported by fair and reasonable consideration independent from the continuation of employment. The mutually-agreed upon consideration for the post-employment non-compete obligation includes the PSUs referred to herein.

(i)            The Participant has the right to consult with counsel prior to signing this Agreement, and has had a full and adequate opportunity to read, understand and discuss with his or her advisors, including legal counsel, the terms and conditions contained in this Agreement prior to signing hereunder.

13.           Notices.  Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

ATN International, Inc.
500 Cummings Center, Suite 2450
Beverly, MA 01915
Attn: General Counsel

If to the Participant at the address set forth on the Performance Stock Unit Award Grant Notice or to such other address or addresses of which notice in the same manner has previously been given.  Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.

14.           Assignment and Successors.

(a)           This Agreement is personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

15.           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

16.           Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

17.           Entire Agreement.  This Agreement, together with the Plan, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

18.           Modifications and Amendments; Waivers and Consents.  The terms and provisions of this Agreement may be modified or amended as provided in the Plan.  Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

19.           Section 409A.  This Agreement and the Award are intended to comply with, or be exempt from, the requirements of Section 409A of the Code, and shall in all respects be administered in accordance with Section 409A of the Code. If the Award is subject to Section 409A of the Code: (i) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code; (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code; (iii) payments to be made upon a Change in Control shall only be made upon a “change of control event” under Section 409A of the Code; (iv) each payment shall be treated as a separate payment for purposes of Section 409A of the Code; (v) if Participant is a “key employee” under Section 409A and if payment of any amount under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A, payment of such amount shall be delayed as required by Section 409A and shall be paid within 15 days after the end of the six-month period or Participant’s death, if earlier; and (vi) in no event may Participant, directly or indirectly, designate the calendar year of a payment in respect of the Award. It is intended that the terms of this Agreement will not result in the imposition of any tax liability pursuant to Section 409A of the Code (but the Company cannot guarantee that this Agreement will comply with and meet all the requirements of Section 409A of the Code). This Agreement shall be construed and interpreted consistent with that intent.

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The Company and the Participant acknowledge the terms of this Performance Stock Unit Agreement and the terms of this Performance Stock Unit Award as set forth above.

ATN International, Inc.

By:
Name:
Title:	Date

Participant	Date